Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File Nos. 333-203842 and 333-194016 on Form S-8 of our report dated March 14, 2016, relating to the financial statements and the financial statement schedule of Inogen, Inc. (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche, LLP

Los Angeles, California

March 14, 2016